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                                                                     EXHIBIT 3.1





                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                        (Pursuant to Section 245 of the
               General Corporation Law of the State of Delaware)

        AMERICAN COMMUNICATIONS SERVICES, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

        FIRST: That the name of the Corporation is American Communications Services, Inc., and that this Corporation was originally incorporated on August 5, 1994 under the name of "ACSI Acquisition Corp.".

        SECOND: That pursuant to the foregoing, this Second Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation of the Corporation, pursuant to Section 245(c), by incorporating said Amendments and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation.

        THIRD:   The text of the Certificate of Incorporation as amended or supplemented heretofore is integrated and restated hereby to read as herein set forth in full:





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                                Article I - Name

         1.   The name of the Corporation is American Communications
Services, Inc.

                         Article II - Registered Agent

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                             Article III - Purpose

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                          Article IV - Capitalization

         4. The total number of shares of capital stock which the Corporation shall have authority to issue is 76,500,000.

         4.1. Of the authorized shares, 75,000,000 shares shall be common stock (the "Common Stock") with a par value of $.01 per share.

         4.2. Of the authorized shares, 1,500,000 shall be shares of preferred stock (the "Preferred Stock" or "Preferred Shares") with a par value of $1.00 per share. The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

                   a. The Board is expressly authorized at any time and from time to time to provide for the issuance of the Preferred Stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, option or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board and as are not expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

                           (1)      the designation of such series;

                           (2)      the dividend rate of such series,
the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other





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series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                           (3)      whether the shares of such series
may be redeemed by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

                           (4)      the terms and amount of any sinking
fund provided for the purchase or redemption of the shares of such series;

                           (5)      whether the shares of such series
shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange.

                           (6)      the restrictions and conditions, if
any, upon the issue or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

                           (7)      the rights of holders of the shares
of such series upon the liquidation or the distribution of assets of the Corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation.

                   b.      Except as otherwise required by law and
except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever.

          4.3. Each share of common stock shall be entitled to one vote, either in person or by proxy, at all stockholder meetings.

          4.4. Cumulative voting with respect to the shares of Common Stock of the Corporation shall not be allowed in the election of directors.

          4.5. All outstanding shares of common stock shall share equally in dividends and upon liquidation subject to the rights of any Preferred Shares. Dividends are payable at the discretion of the Board at such times and in such amounts as it deems advisable, subject to the rights of any Preferred Shares and the provisions of the DGCL.





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                              Article V - Duration

         5.   The Corporation is to have perpetual existence.

                      Article VI - Limitation of Liability

         6. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this Article VI shall eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or knowing violations of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which a director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article VI the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

          6.1 Indemnification. The Corporation shall indemnify, in accordance with the By-laws, to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board or (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section 6.1 shall be deemed to be a contract between the Corporation and each person referred to herein.

              If a claim under Section 6.1 of this Article VI is not





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paid in full by the Corporation within 30 days of the Corporation's receipt of a written request from a director or officer, such director or officer may thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL and Section 6.1 of this Article VI for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

             Indemnification shall include payment to directors and officers by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

             The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, contract, vote of stockholders or disinterested directors, or otherwise.

         6.2 Additional Indemnification. The Corporation may, by action of its Board, provide additional indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.

         6.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or





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officer of the Corporation, or is or was serving at the request of the
Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI, the DGCL, or otherwise.


         6.4 Effect of Amendments. Neither the amendment, change, alteration nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article VI or the rights or any protections afforded under this Article VI in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification."

         6.5 Certain Definitions. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participant or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation.

                            Article VII - Amendment

         7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Except





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as otherwise provided in the Certificate of Incorporation, the By-laws may be amended, repealed or adopted by the Board of Directors or by vote of the stockholders at the time entitled to vote in the election of any directors."





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                 IN WITNESS WHEREOF, American Communications Services, Inc. has
caused this Second Amended and Restated Certificate of Incorporation to be duly executed by Anthony J. Pompliano, its Executive Chairman, this 2nd day of July, 1997.


                      AMERICAN COMMUNICATIONS SERVICES, INC.



                      By:  /s/ ANTHONY J. POMPLIANO
                          ----------------------------------
                      Anthony J. Pompliano, Executive Chair





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